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                                                                   Exhibit 10.23

                                                           [QUESTCOR LETTERHEAD]

                                                            Charles J. Casamento
                                                       Chairman, President & CEO



May 2, 2000



Questcor Pharmaceuticals, Inc.
3260 Whipple Road
Union City, CA 94587


Dear Ken:

I am pleased to offer you the position of Vice President, Marketing and Sales for Questcor Pharmaceuticals, Inc. The terms of your offer are as follows:


-    A base salary of $184,000 annually.

- An annual performance review and corresponding merit increase based on performance, each January 1, beginning in 2001.

- Stock options in the amount of 150,000 shares. The price will be determined as of the closing price on your first day of employment. Your options will vest monthly over a forty-eight month period with vesting beginning in month seven at which point you will be vested in 6/48ths of your options with another 1/8th being vested each month thereafter.

- Participation in our management bonus plan. Historically, our corporate officers have been eligible for a bonus equal to 33% ($61,000 in your case) of base salary. The exact amount to be paid will be determined based on achievement of agreed upon objectives.

- Participation in sales commission plan that will provide up to an additional $40,000 income based on over-achievement of the sales budget.


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5/2/00 letter from C. Casamento
Page 2
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-    You will participate in the Company's benefits, which are appropriate for individuals on a Vice President level. This includes medical, dental, life insurance, disability, 401-K plan and a company stock purchase plan.

- You currently have commission due from your current employer. They will not pay commission if you leave the company prematurely. To compensate for this we will pay a one-time bonus of $20,000 when you become employed by Questcor.

- We will provide you with six months severance should your employment be terminated. If the Company ever merges or is acquired and a severance plan is put in place providing for severance for a period of time different than six months, you will receive severance for the greater period of time.

Ken, I believe you can make significant contributions to the growth and development of Questcor. I look forward to a mutually beneficial working relationship.


Sincerely,                                  Accepted by,


/s/ Charles J. Casamento                     /s/ Kenneth R. Greathouse
---------------------------                  ----------------------------
Charles J. Casamento                         Kenneth R. Greathouse
Chairman, President and CEO
Questcor Pharmaceuticals, Inc.

Date: May 2, 2000                            Date: 5/3/00
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CJC:ls